Financial Industries Corporation Making Progress on Financial Filings

AUSTIN, Texas -- (MARKET WIRE) -- July 10, 2006 -- Financial Industries Corporation has become current on its statutory financial statements.

Today, the company’s two insurance subsidiaries filed their 2005 audited statutory financial statements with the Texas Department of Insurance. Texas is the state of domicile for both Investors Life Insurance Company of North America and Family Life Insurance Company, FIC’s two insurance subsidiaries.

“We are extremely pleased to be current on our statutory financial statements, and we are aggressively working to also become current on our GAAP financial statements,” said Michael Hydanus, interim president and chief executive officer. “With the guidance of our board of directors, incredible commitment by our management team and the superb efforts of our staff and partner organizations, we are making excellent progress.”

These audited statutory financial statements were due to be filed with the state insurance regulatory agencies in June 2006; however, the filing of the statements was delayed by the extensive work involved in examining the financial accounts of the company and its subsidiaries.

With the completion and filing of the Investors Life and Family Life 2005 audited statutory financial statements, the company is current on its statutory financial statements.

Additionally, the company is nearing completion of substantially all of its work related to its 2004 Form 10-K for the fiscal year ended Dec. 31, 2004, and issuance of that report is pending finalization of external audit procedures.

As the company realizes the benefits from its considerable investment to become current and to improve its ability to timely file its regulatory reports, the company expects to issue its 10-K for the fiscal year ended Dec. 31, 2005, in a more efficient manner compared to the 10-Ks for the fiscal years ended Dec. 31, 2003 and 2004.

Statements in this press release relating to timing of filings, future filings, being up-to-date on filings and disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC’s audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC’s Form 10-K for the year ended Dec. 31, 2003, and other filings with the SEC.

Financial Industries Corporation, through its subsidiaries, markets and underwrites individual life insurance products. For more information on FIC, go to www.ficgroup.com.

CONTACT:

Financial Industries Corporation, Austin

Shannon Coffin, 512-404-5128

ir@ficgroup.com

SOURCE: Financial Industries Corporation